VEGA-ATLANTIC CORPORATION                                          (OTC BB-VGAA)
FOR IMMEDIATE RELEASE     Denver, Colorado                          May 9, 2000
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             VEGA-ATLANTIC CORPORATION ANNOUNCES OPERATIONAL UPDATE

Vega-Atlantic Corporation ("the Company") (symbol OTCBB: VGAA) provides the following operational updated with respect its planned joint venture projects.

Acquisition of Tun Resources Ltd. Completed: The Company has executed final closing agreements with, and received vendor closing deliveries from Golden Thunder Resources Ltd. for the purchase of 80% of the issued and outstanding shares of Tun Resources Ltd. ("Tun Resources"). The Company has issued 1.6 million shares to Golden Thunder Resources Ltd. pursuant to the close of this acquisition. Under the terms of a definitive share purchase and sale agreement, the Company will provide a total of $1,180,000 by August 15, 2000 to fund current Tun Resources JV projects in the Peoples Republic of China ("PRC").

Update on Proposed Projects: the Luomachang Silver Mine and the Xiaoshuijing Gold Deposit The Company has hired Mr. David Taylor, a professional geologist, who is currently conducting due diligence of proposed joint venture projects in China. Mr. Taylor is performing site visits, confirmations, and inspections of the Luomachang silver mine and the Xiaoshuijing gold deposit in the Yunnan Province of China from May 7 to 27, 2000. In the Luomachang silver mine, Mr. Taylor will review all the previous geological data and the current mining area as well as the surrounding areas of geological interest as part of a due diligence to evaluate the geological resources of the deposit. Financial information for the Luomachang project is also currently under review. If due diligence is completed to the satisfaction of the Company, future objectives are to increase mining of the Luomachang silver mine from 300 tonnes per day to 500 tonnes per day, and produce approximately one million ounces of silver per year.

Mr. Taylor will also visit and inspect the Xiaoshuijing gold deposit and review all the previous geological and development data as part of currently mandated due diligence. Additional inspection of the deposit will include the verification and confirmation of previously identified resources by drilling. The Company anticipates that Mr. Taylor will be producing geological reports and summaries within 30 days.

Update on Yuntong Gold Mining Project: Tun Resources has initiated preparation for the construction of a heap leach gold operation in the Shagzhai Gold Deposit. Tun Resources also announces that it is continuing its exploration in the 30 square kilometer exploration concession with trenching, test pits, and tunneling. While in China, Mr. Taylor will be inspecting and making recommendations with regard to the Lannitang and Daqiaoqing prospects as part of the Yuntong project.

Tun Resource's "Yuntong" joint venture owns a 30 square kilometer exploration concession that contains 4.2 - 4.6 g/t surface deposits with 100,000 oz of gold resource. Detailed geological reports are in place including column leach testing. In the column leach tests, the recovery of gold attains 85%. Tun Resources owns an 82% interest in this joint venture, but plans to increase its ownership to 90% this year via option agreement.

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Contact: Gary Powers, Investor Relations E-mail: investor@investorcomm.com
Website: vega-atlantic.com Phone: (800) 209-2260 or (303) 740-6737
Fax: (800) 713-5349 or (303) 740-6738

SAFE HARBOR STATEMENT
Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, commodity prices of precious metals and actual results differing materially from projections because of geological factors, operation factors, government regulations or factors relied upon from independent sources, may either negatively or positively impact exploration or mining operations. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in the future periods to differ materially from forecasted results. The Company assumes no obligation to update the information in this release.